Exhibit 99.1

FOR IMMEDIATE RELEASE News Media Contact: Joe Salkowski (520) 884-3625 Financial Analyst Contact: Jo Smith, (520) 884-3650	August 18, 2006 Page 1 of 2

TEP PROPOSES PHASE-IN TO MITIGATE ANTICIPATED 2009 RATE INCREASE

Tucson, Ariz.– Tucson Electric Power (TEP) has offered to mitigate the impact of a projected 23-percent rate increase scheduled for 2009 by phasing it in over four years through 2012.

The increase would result from charging customers market rates for generation pursuant to a 1999 settlement agreement with the Arizona Corporation Commission (ACC). That agreement reduced TEP’s rates by 2 percent, then froze them at that level through 2008 as a prelude to the use of market power prices.

TEP’s current rates, which remain lower than they were in 1996, have shielded customers from significant increases in the cost of providing service - including the price of power generation, one of several components that make up customers’ electric bills.

“While global energy costs have skyrocketed, TEP’s customers have enjoyed several rate decreases and a remarkable period of rate stability,” said James S. Pignatelli, Chairman, President and CEO of TEP and its parent company, UniSource Energy Corporation (NYSE: UNS).

“As that period comes to an end, I’m hopeful that we can reach a timely resolution of the issues regarding TEP’s future rates so our customers can begin planning their future energy usage,” Pignatelli said.

Rising fuel expenses, increased demand and other factors driving power prices higher make it likely that the transition to market-based generation will produce a significant rate impact for TEP customers, Pignatelli said. “Our phase-in proposal is part of our effort to work with the ACC to establish rates in 2009 that are fair to both our customers and our company,” he said.

In testimony filed today with the ACC, TEP offered to phase in the transition to market-based generation costs over four years beginning in 2009. The proposal would limit generation-related rate increases to 12 percent in the first year and phase in the balance over the following three years until the full market cost of power is reflected in bills.

TEP also offered an option for using a traditional “cost of service” method to calculate the generation charge in customers’ bills. The proposal, which was requested by the administrative law judge overseeing an ongoing inquiry into TEP’s future rates, would increase rates by an estimated 26 percent in 2009. Those rates would include the recovery of $850 million in costs that TEP has been unable to collect under the rate freeze.

TEP’s proposals were filed pursuant to its request last year that the ACC clarify the approach it intends to use in setting the utility’s rates when the rate freeze expires after 2008. The administrative law judge overseeing that inquiry will consider testimony from TEP and other interested parties before forwarding a recommendation to the ACC.

In its filing, TEP proposed new renewable energy and energy conservation programs as well as a revised time-of-use rate that sets varying prices for electric service throughout the day.

ACC staff and the state’s Residential Utility Consumer Office (RUCO) have said they disagree that the 1999 settlement agreement authorizes TEP to charge market-based rates for generation after 2008. If market-based rates were indeed anticipated by the agreement, they’ve said, then their use was invalidated by later ACC decisions and a state appeals court ruling regarding Arizona’s electric deregulation rules.

Pignatelli said those subsequent decisions have not altered the terms of the binding legal agreement that established TEP’s current rates as a transition to market-based rates for generation. The two proposals TEP submitted today would amend that agreement and avoid the need for further litigation of this question, he said.

“TEP has incurred significant costs in living up to that agreement,” he said. “If the ACC intends to change the terms of that agreement, those costs should be reflected in our future rates.”

The rate impact of incorporating a market-based generation cost in customer bills would vary with wholesale power prices. Those prices depend in part on the wholesale cost of natural gas, which is used to fuel many power plants. TEP’s projection of a 23-percent increase in 2009 assumes a natural gas cost of $7 per million British Thermal Units (mmBtu), which equates to a wholesale power price of approximately $60 per megawatt hour (MWh). The wholesale cost of natural gas from the Permian Basin in west Texas has averaged $7.27/mmBtu over the past year, while the average around-the-clock price for power at the Palo Verde Hub was $61.12/MWh from August 2005 through July 2006.

TEP’s rates have remained unchanged since July 2000, when the last of three annual 1-percent rate decreases took effect. Those decreases reduced rates below the levels TEP began charging in April 1996. Consumer prices have risen more than 30 percent since that time, while the cost of fuel, raw materials and other expenses involved in providing electric service have risen more dramatically.

TEP, a subsidiary of UniSource Energy (NYSE: UNS), provides safe, reliable electric service to more than 385,000 customers in the Tucson metropolitan area. For more information about TEP, visit tep.com. For more information about UniSource Energy, visit uns.com.

This news release contains forward-looking information that involves risks and uncertainties, that include, but are not limited to: the outcome of regulatory proceedings; changes in accounting standards; the ongoing restructuring of the electric industry; regional economic and market conditions which could affect customer growth and the cost of fuel and power supplies; changes to long-term contracts; performance of TEP's generating plants; the weather; changes in asset depreciable lives; changes related to the recognition of unbilled revenue; the cost of debt and equity capital; and other factors listed in UniSource Energy's Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.